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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 25, 1995 relating to the financial statements of Agouron Pharmaceuticals, Inc., which appears in such Prospectus. We also consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 25, 1995 appearing on page F-1 of Agouron Pharmaceuticals, Inc.'s Annual Report on Form 10-K for the year ended June 30, 1995. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."



Price Waterhouse LLP


San Diego, California
August 4, 1995